Filed pursuant to Rule 424(B)(3) File No. 333-08869

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February 2003                                         --------------------------
                                                       KENMAR
SUMMARY                                               --------------------------
                                                       GLOBAL
                                                      --------------------------
                                                       TRUST
                                                      --------------------------
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Kenmar  Global  Trust  (KGT)  ended  February  with  gains of +3.94% as  profits accumulated in the global, financials and energies. The Net Asset Value per unit of KGT was $117.97 as of February 28, 2003.

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Allocation of Assets to Advisors

                         Feb 1 2003     Mar 1 2003
                         ----------     ----------
Graham                       31%           32%
Grinham                      37%           37%
Transtrend                   32%           31%

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Buyer  reluctance  continued to pervade US markets as investors  worried about a possible American led war on Iraq. For most of the month, the mood was grim on Wall Street with US stock indices vacillating within broad bands; at month end the DJIA had declined -2.0% and the S&P 500, -1.5%. The Nasdaq was the one
bright  spot,  as it ended the period with profits of +1.3%.    European  equity
markets -- Germany and France -- dropped to fresh six-years lows as corporate and economic news remained downbeat and bourses felt the strain of war jitters. The Japanese stock market experienced volatile price action during February. The Nikkei was pressured by a higher yen, which battered exporters and a precipitous slide of bank stocks.

Commodity currencies took the spotlight in February as the Australian, New Zealand and Canadian dollars all rose to fresh highs against the US dollar, which continues to suffer on geopolitical and economic concerns. Within Europe, the strength of the upward rise in the "safe-haven" Swiss franc against the dollar, somewhat stalled during February amid central bank statements that lowering interest rates is not an unlikely scenario to curb the currency's rise. Against the euro, the dollar was indifferent as prices vacillated within a defined trading band. In the UK, sterling came under pressure after senior officials warned it could weaken further. The Japanese yen experienced volatile price action amid reports that the Bank of Japan had covertly intervened in the currency markets in an effort to stem the yen's rise. Despite the intervention, the yen rose to seven-month highs against the dollar as traders continued to bid the Japanese currency higher.

US government bond markets continued to benefit as the threat of war led investors to shy away from more risky investments and into safe-haven securities. Most European fixed income markets followed suit. In the commodities, energies continued their climb upward due to the prospect of war and chilly weather in the Northeast; US oil prices were pushed to prices not seen since the Persian Gulf War. Gold prices hit a seven-year high early in the month as investors continued to flock to the metal amid concerns about war; those lofty prices could not be sustained and the yellow metal came off those highs by month end. Prices for most of the grains retreated during the month.

To the best of my knowledge and belief, the above information is accurate and complete.

Sincerely,

/s/ Esther Eckerling Goodman

Esther Eckerling Goodman
Chief Operating Officer and
Senior Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust

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        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
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[LOGO] KENMAR
       Kenmar Advisory Corp.

      For further information contact  Two American Lane        Tel 203.861.1025
      Kenmar Securities, Inc.          PO Box 5150              Fax 203.552.1500
                                       Greenwich, CT 06831

                              KENMAR GLOBAL TRUST

                         UNAUDITED ACCOUNTING STATEMENT
                     FOR THE MONTH ENDING FEBRUARY 28, 2003



                           STATEMENT OF INCOME (LOSS)

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                $1,344,992.88
Change in Unrealized Gain/(Loss)                             ($170,937.82)
Gain/(Loss) on Other Investments                                $9,921.22
Brokerage Commission                                         ($184,028.41)
                                                            -------------
Total Trading Income                                          $999,947.87

EXPENSES
Audit Fees                                                      $3,333.33
Administrative and Legal Fees                                   $6,447.24
Management Fees                                                     $0.00
Incentive Fees                                                $204,098.80
Other Expenses                                                 $10,000.00
                                                            -------------
Total Expenses                                                $223,879.37

INTEREST INCOME                                                $14,058.50

NET INCOME (LOSS) FROM THE PERIOD                             $790,127.00
                                                            =============


                 STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

Beginning of Month            $20,075,411.11
Addition                         $462,624.44
Withdrawal                      ($647,995.78)
Net Income/(Loss)                $790,127.00
                             ---------------
Month End                     $20,680,166.77
Month End NAV Per Unit               $117.97
Monthly Rate of Return                  3.94%
Year to Date Rate of Return             6.50%


 To the best of our knowledge and belief, the information above is accurate and complete:

 /s/ Kenneth A. Shewer                             /s/ Marc S. Goodman

 Kenneth A. Shewer, Chairman                       Marc S. Goodman, President



                   Kenmar Advisory Corp., General Partner of
                              Kenmar Global Trust